OLIVE STREET INVESTMENT ADVISERS, LLC

INVESTMENT ADVISER

CODE OF ETHICS

Olive Street Investment Advisers, LLC (“Firm”), a subsidiary of The Jones Financial Companies, L.L.L.P. (“JFC”), is a registered investment adviser that provides investment advisory services exclusively to the Bridge Builder Trust (“Trust”) series mutual funds (“Funds”), investment companies registered under the Investment Company Act of 1940 (“Investment Company Act”). Consistent with its Securities and Exchange Commission (“SEC”) registration and its investment advisory services to the Funds, the Firm is required to adopt a Code of Ethics (“Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (“Rule 204A-1”) and Rule 17j-1 under the Investment Company Act (“Rule 17j-1”).

This Code establishes rules of conduct for Firm directors, officers and employees to help ensure they act in the best interest of the Funds and the Funds’ shareholders. Unless otherwise noted, Section II applies to all “Associates” (defined below). Section III applies specifically to Associates who are identified as “Access Persons” under Rule 204A-1 or Rule 17j-1. Access Persons generally include, but are not limited to, Associates who directly provide assistance to the Firm’s investment advisory program or who have information related to such.

I.	KEY DEFINITIONS

A.    “Access Person.” Associates are considered to be “Access Persons” if they:

(1)

Have access to nonpublic information regarding securities being purchased or sold, or being considered for purchase or sale, by a Fund, or access to nonpublic information regarding the portfolio holdings of the Funds;

(2)

In connection with his or her regular functions or duties with the Firm (or any company in a control relationship with the Firm), make, participate in, or obtain or have access to information regarding securities held, being purchased or sold, or being considered for purchase or sale, by a Fund or whose functions relate to the making of any recommendations with respect to such purchases, sales, or considerations; or

(3)

Are in a control relationship to a Fund or the Firm and obtain information concerning recommendations made to the Fund with regard to securities being purchased or sold, or being considered for purchase or sale, by a Fund.

B. “Associate.” References to “Associate” or “Associates” in this Code include all Firm directors, officers, and employees. It also includes principals and associates of Edward D. Jones &Co., L.P. (“Edward Jones”) who devote a substantial portion of their responsibilities to performing work on the Firm’s behalf. Associates are “dual-hatted” employees with Edward

Jones pursuant to an administrative services agreement between the two affiliates. For purposes of this Code, all Edward Jones employees in Edward Jones’ Investment Advisory & Funds Compliance Department, Edward Jones’ Mutual Fund Research Department, Edward Jones’ Mutual Fund Oversight Department, Edward Jones’ Mutual Fund Operations Department, Edward Jones’ Legal Department, Edward Jones’ Investment Advisory – Olive Street Fund Administration Department, Edward Jones’ Advisory Risk Management and Reporting Department, and Edward Jones’ Investment Advisory – Portfolio Construction Department who perform work on behalf of Olive Street are considered Associates.

C. “Beneficial Ownership” or “Beneficial Interest.” “Beneficial ownership” or “beneficial interest” means any direct or indirect pecuniary interest in securities held or shared through any contract, arrangement, understanding, relationship or otherwise. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from a particular transaction in a security. An Associate is presumed to be a beneficial owner of accounts held by an Associate’s immediate family member sharing the same household.

D. “Being Considered for Purchase or Sale.” “Being considered for purchase or sale” means:

(1)	A portfolio manager for a Fund has indicated his or her intention to purchase or sell a security;

(2)	A research analyst for a Fund issues research information regarding initial coverage of, or a rating change with respect to, a security; or

(3)	A buy or sell order for a security is pending for a Fund but has not yet settled.

E. “Covered Security.” A “covered security” is any security (as such term is defined below), but does not include:

(4)	Direct obligations of the government of the United States;

(5)	Shares issued by an open-end investment company (other than a reportable fund);

(6)	Shares issued by money market funds;

(7)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds; and

(8)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

F. “Immediate Family Member.” An “immediate family member” includes any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, father-in-law, mother- in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law (including adoptive relationships).

G. “Limited Offering.” A “limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933 (e.g. private placement and hedge fund transactions).

H. “Reportable Fund.” A “reportable fund” is any registered investment company, including an exchange traded fund, for which the Firm serves as investment adviser, such as the Funds.

I. “Securities Held or to Be Acquired or Sold by a Fund.” “Securities held or to be acquired or sold by a Fund” include:

(9)	Any covered security which, within the most recent 15 days, is or has been held by a Fund or is or has been identified as being considered for purchase or sale by a Fund;

(10)	Any option to purchase or sell a covered security identified in (1) above; or

(11)	Any security convertible into or exchangeable for a covered security identified in (1) above.

J. “Security.” “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, shares/interests of any reportable fund, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

II.	CODE OF ETHICS

A. General Obligations. This Code is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e. combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Associates must also comply with applicable federal securities laws and the laws, rules and regulations of other applicable regulatory or legal entities. In general terms, all Associates must place the interests of the Funds and the Funds’ shareholders first and are not permitted:

(1)	To employ any device, scheme or artifice to defraud the Funds;

(2)

To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or

(4)	To engage in any manipulative practice with respect to the Funds.

In addition, Access Persons covered by this Code are advised to seek advice before engaging in any transactions that the Access Person knows involve securities held or to be acquired or sold by a Fund or if a transaction directly or indirectly involves themselves and a Fund other than the purchase or redemption of shares of a Fund or the performance of their normal business duties. In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on Access Persons and others in certain situations, including restrictions on trading when a person is in possession of material non-public information. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code does not address specifically these other areas of fiduciary responsibility.

Nothing in this Code diminishes or eliminates the responsibility of Associates to comply with all other policies and procedures of the Firm.

B. Material Non-Public Information. During the normal course of business, Associates may become aware of certain non-public information about securities held or to be acquired or sold by a Fund. Material information includes any information that a reasonable investor would consider in making an investment decision. Non-public information is information that has not been distributed in a manner that would make it generally available to investors. Associates may not, under any circumstances, trade, encourage others to trade, or recommend securities or other investment vehicles while in possession of material non-public information. This includes trading on the information for the Associate’s personal account or an account over which they have control or authority (such as a trust account). All Associates are prohibited from using information concerning the Funds for their personal benefit. The personal securities transactions of Associates must be conducted in a manner consistent with both the letter and spirit of this Code, including avoiding any actual or potential conflict of interest or any abuse of the Associate’s position of trust and responsibility. All Associates are instructed to notify the Firm’s Chief Compliance Officer (“CCO”) or his/her designee if the Associate has reason to believe that he/she is in possession of material non-public information concerning securities held or to be acquired or sold by a Fund.

C. Violations and Enforcement. All Associates are required to promptly report any violation of this Code to the CCO or his/her designee. Any violation of this Code will be investigated and could result in disciplinary action, including but not limited to reprimand, fines, suspension, termination of employment and the referral of the matter to regulatory or criminal authorities when appropriate. All violations of this Code relating to Access Persons will be reported to the Trust’s Chief Compliance Officer on a quarterly basis. For any trade(s) conducted by an Associate that the Firm’s CCO or his/her designee determines is a violation of this Code or federal securities laws, or is otherwise inconsistent with the spirit or letter of the Code or such laws, the Firm’s CCO or his/her designee may break the trade(s). If the trade(s) cannot be broken, the Firm’s CCO or his/her designee may direct that any profit realized on the trade(s) be disgorged.

D. Acknowledgment. Rule 204A-1 and Rule 17j-1 require that a copy of this Code be provided to all Associates and that an acknowledgment of their receipt of the Code and all amendments be obtained and kept on file. Associates may not commence work on behalf of Olive Street without acknowledging receipt of this Code.

III.	SPECIAL REQUIREMENTS FOR ACCESS PERSONS

A. Identification. Any Associate who is identified as an “Access Person” under Rule 204A-1 or Rule 17j-1 is required to review and comply with the provisions of this Section III. Associates identified as “Access Persons” by the CCO or his/her designee have been notified of their status and the Firm’s related policies. Any Associate who has not been contacted and believes he or she may be an Access Person should contact the Firm’s CCO or his/her designee.

B. Prohibited Transactions. No Access Person may trade ahead of a Fund, a practice known as “frontrunning.” Additionally, Access Persons must also receive prior approval from the Firm’s CCO or his/her designee before directly or indirectly acquiring a beneficial ownership interest in any security in an initial public offering (“IPO”) or limited offering. Associates are generally prohibited from participation in such investments, but limited exceptions are permitted with prior written approval from the Firm’s CCO or his/her designee.

Prior approval requests may be submitted by completing the “Access Person’s Trade Pre-Clearance Form” found in Appendix A, or by submitting a form otherwise deemed acceptable by the Firm’s CCO or his/her designee.

C. Reporting Requirements. Rule 204A-1 and Rule 17j-1 require all Access Persons to report current securities holdings and recent securities transactions that meet certain requirements to the Firm’s CCO or his/her designee. The Rules require the first report to be submitted no later than 10 days after the Associate becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the Associate becomes an Access Person. With respect to accounts and securities held through Edward D. Jones & Co., L.P. (“Edward Jones”), this requirement can be satisfied by notifying the Firm’s CCO or his/her designee of the accounts in which the Access Person has a direct or indirect beneficial ownership interest.

The CCO or his/her designee will receive and review all Reports as described below that are delivered by each Access Person. In turn, the CCO or his/her designee will report to the Board of Trustees of the Trust (“Board”) any material violations of the Code of Ethics. On at least an annual basis, the CCO, on behalf of the Adviser, shall certify to the Board that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

Accounts held outside Edward Jones require special approval from the Firm’s CCO or his/her designee. If an Access Person receives approval for an account outside Edward Jones or holds other securities, in certificate or other form outside any Edward Jones account, he/she is required to satisfy the following reporting requirements by completing the Forms found in Appendices B and C, or by submitting forms otherwise deemed acceptable by the Firm’s CCO or his/her designee:

1. Holdings Reports (Appendix B).

•	Contents. Each Holdings Report must contain, at a minimum:

i.

The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each covered security in which the Access Person has direct or indirect beneficial ownership;

ii.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit;

iii.	The signature of the Access Person; and

iv.	The date the Access Person submits the Report.

•	Timing. The Access Person must submit the Holdings Reports:

i.	No later than 10 days after the Associate becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the Associate became an Access Person.

ii.	At least once each 12-month period thereafter on a date the Firm selects, and the information must be current as of a date no more than 45 days prior to the date the Report was submitted.

2. Transactions Reports (Appendix C).

•

Contents. Each Transactions Report must contain, at a minimum, the following information about each transaction involving a covered security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

i.

The date of the transaction, the title, including interest rate and maturity date, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each covered security involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the covered security at which the transaction was effected;

iv.	The name of the broker, dealer, bank or other entity with or through which the transaction was effected;

v.	The signature of the Access Person; and

vi.	The date the Access Person submits the Report.

Each Transactions Report must also contain, at a minimum, the following information about any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i.    The name of the broker, dealer or bank with whom the Access Person established the account;

ii.    The date the account was established;

iii.    The signature of the Access Person; and

iv.    The date the Access Person submits the Report.

•	Timing. The Transactions Report must be submitted no later than 30 days after the end of each calendar quarter and must cover, at a minimum, all transactions during the quarter.

D. Certification. Access Persons must annually certify that they have read and understand this Code and other policies and procedures of the Firm, and that they acknowledge they are subject to the requirements and prohibitions contained therein. Access Persons must also annually certify that they have fully complied with this Code and other policies and procedures of the Firm, and that they have disclosed and/or reported all personal securities holdings and/or transactions pursuant to the requirements of this Code. Please refer to Appendix D for the annual certification to be completed and submitted by Access Persons to the Firm’s CCO or his/her designee.

E. Record Retention. All records shall be maintained in accordance with Rule 17j-1(f) under the Investment Company Act. Please refer to the Record Retention Section of Olive Street Investment Adviser’s Compliance Program for the Adviser’s specific Record Retention Requirements under the Code.

Adopted:	May 22, 2013
As Revised:	August 4, 2014
October 11, 2017

Appendix A

ACCESS PERSON’S TRADE PRE-CLEARANCE FORM

Olive Street Investment Advisers, LLC generally prohibits Associate participation in IPOs and limited offerings (e.g., hedge fund transactions and private placements). In rare circumstances, exceptions are permitted upon prior written approval of the CCO or his/her designee.

Please complete the sections below regarding the requested transaction:

Associate’s Name:
Date:
Account Number:
Account Registration:

Transaction Type: Buy                      Sell

•	IPO

•	Limited Offering (e.g. private placement or hedge fund)

Company Name:	Dollar Amount:

Estimate:

Are you aware of any material, non-public information regarding your request?

Please provide a brief explanation concerning the basis for this request:

Acknowledgment:

By signing below, you acknowledge the accuracy of the information provided herein.

Printed Associate Name

Signature

Date

Approved By:	Date:

Appendix B

HOLDINGS REPORT REQUIRED OF ACCESS PERSONS UNDER RULE 204A-1 AND RULE 17j-1

You have been identified as an “Access Person” as defined by Rules 204A-1 and/or 17j-1. Accordingly, you must promptly provide information for all personal accounts you maintain, as well as all accounts in which you have beneficial interest (collectively, “Subject Accounts”). Note: An Access Person is presumed to be a “beneficial owner” of securities that are held by his/her immediate family members sharing the access person’s household. “Immediate family members” include any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in- law (including adoptive relationships) living in your household.

You must sign, date and return this report within ten (10) days after becoming an Access Person, even if you do not currently have a position in a Subject Account. Please note that you also will be asked to re-submit this report annually in order to provide current information concerning Subject Accounts, and that, as an Access Person, you are required to arrange for copies of all confirmations and account statements relating to Subject Accounts to be delivered to the Firm’s CCO or his/her designee on a quarterly basis.

Name:

Position:

Start Date in Position:

1. Do you have any Subject Accounts or securities positions at this time?

☐ Yes, at this time, I have Subject Accounts and/or securities positions. Please proceed to Question 2

☐ No, at this time, I have no Subject Accounts or securities positions, and I agree to notify the Firm’s CCO or his/her designee immediately if I open a Subject Account and/or obtain a beneficial interest in a Subject Account or establish securities positions. Initial here:                      Please proceed to the “Acknowledgment” section below.

2. Please identify all Subject Accounts held through Edward Jones in the following table. If there are no Subject Accounts held through Edward Jones, you do not need to complete the below table; instead, simply check the following box:

☐ I have no Subject Accounts held through Edward Jones. Please proceed to Question 3 below.

EDWARD JONES ACCOUNT NUMBER

3. For all Subject Accounts held outside Edward Jones, and securities held outside Edward Jones in which you have a direct or indirect beneficial ownership interest, please complete the tables that follow. If all of your Subject Accounts are held through Edward Jones and you hold no securities outside of Edward Jones, you do not need to complete the below tables; instead, simply check the following box:

☐ All of my Subject Accounts are held through Edward Jones and I do not hold any securities outside of Edward Jones. Please proceed to the “Acknowledgment” section below.

A.	HOLDINGS

NAME AND TYPE OF COVERED SECURITY	TICKER SYMBOL OR CUSIP	NUMBER OF SHARES AND PRINCIPAL AMOUNT

B.	BROKERAGE ACCOUNTS

NAME OF INSTITUTION AND ACCOUNT HOLDER’S NAME (i.e., YOU, SPOUSE, CHILD)	ACCOUNT NUMBER	HAVE YOU REQUESTED DUPLICATE STATEMENTS?

If you hold a Subject Account outside of Edward Jones, you must provide copies of your most recent account statement(s) along with this report for each Subject Account. Note: Statements cannot be more than 45 days old.

Acknowledgment:

By signing below, you acknowledge the accuracy of the information provided herein.

Printed Associate Name

Signature

Date

Appendix C

QUARTERLY TRANSACTIONS REPORT REQUIRED OF ACCESS PERSONS UNDER RULE 204A-1 AND RULE 17j-1

You have been identified as an “Access Person” as defined by Rules 204A-1 and/or 17j-1. Accordingly, you must provide updated information for all personal accounts you maintain, as well as all accounts in which you have beneficial interest (collectively, “Subject Accounts”), in which transactions were effected in covered securities during a calendar quarter. Note: An Access Person is presumed to be a “beneficial owner” of securities that are held by his/her immediate family members sharing the access person’s household. “Immediate family members” include any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law (including adoptive relationships) living in your household.

You must sign, date and return this report no later than thirty (30) days after the end of the each calendar quarter.

Name:

Position:

1.    Please identify all Subject Accounts opened with Edward Jones during the quarter in the following table. If no Subject Accounts were opened with Edward Jones, you do not need to complete the below table; instead, simply check the following box:

☐  No Subject Accounts were opened with Edward Jones during the quarter. Please proceed to Question 2 below.

EDWARD JONES ACCOUNT NUMBER

2.    Please identify all Subject Accounts closed with Edward Jones during the quarter in the following table. If no Subject Accounts were closed with Edward Jones, you do not need to complete the below table; instead, simply check the following box:

☐  No Subject Accounts were closed with Edward Jones during the quarter. Please proceed to Question 3 below.

EDWARD JONES ACCOUNT NUMBER

3.    If a new Subject Account(s) was opened outside Edward Jones during the last quarter, please provide a copy of the most recent account statement for such Account(s) and complete the following table. If no such Subject Account was opened, you do not need to complete the below table; instead, simply check the following box:

☐  No Subject Accounts were opened outside Edward Jones during the quarter. Please proceed to Question 4 below.

NAME OF INSTITUTION AND ACCOUNT HOLDER’S NAME (i.e., YOU, SPOUSE, CHILD)	ACCOUNT NUMBER	DATE OPENED	HAVE YOU REQUESTED DUPLICATE STATEMENTS?

4.    If any securities transactions were effected in a Subject Account held outside Edward Jones during the last quarter, please complete the table that follows. If no securities transactions were effected, you do not need to complete the below table; instead, simply check the following box:

☐  No securities transactions were effected in a Subject Account outside Edward Jones during the quarter. Please proceed to Question 5 below.

TRANSACTION DATE	NAME AND TYPE OF COVERED SECURITY, INCLUDING INTEREST RATE AND MATURITY DATE FOR DEBT INSTRUMENTS	CUSIP OR TICKER	NATURE OF TRANSACTION	PRICE	NUMBER OF SHARES AND PRINCIPAL AMOUNT	NAME OF INSTITUTION AND ACCOUNT HOLDER’S NAME

5.    If you closed a Subject Account held outside Edward Jones during the quarter, please complete the table that follows. If no Subject Accounts held outside Edward Jones were closed during the quarter, you do not need to complete the below table; instead, you may simply check the following box:

☐  No Subject Accounts held outside Edward Jones were closed during the quarter. Please proceed to the Acknowledgment section below.

NAME OF INSTITUTION AND ACCOUNT HOLDER’S NAME (i.e., YOU, SPOUSE, CHILD)	ACCOUNT NUMBER	DATE CLOSED

Acknowledgment:

By signing below, you acknowledge the accuracy of the information provided herein.

Printed Associate Name

Signature

Date

Appendix D

ACCESS PERSON ANNUAL CODE OF ETHICS CERTIFICATION

I certify that I have read and understand the Olive Street Investment Advisers, LLC (“Firm”) Investment Adviser Code of Ethics (“Code”) and acknowledge that I am subject to its requirements and prohibitions, as well as all other policies and procedures of the Firm. I further certify that I have complied with all requirements of the Code, and all other policies and procedures of the Firm. I have disclosed and reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Printed Associate Name

Signature

Date